Permian Resources Announces Strong Third Quarter 2026 Results and Updated Full Year Guidance

MIDLAND, Texas – November 4, 2026 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its third quarter 2026 financial and operational results and revised 2026 guidance.
Recent Financial and Operational Highlights
•Reported average daily oil production of 208.0 MBbls/d, NGLs of 118.3 MBbls/d and natural gas of 787.1 MMcf/d, or total production of 457.5 MBoe/d
◦Increased oil and total production volumes by 5% and 22% quarter-over-quarter, respectively
•Announced cash provided by operating activities of $1,255 million, cash capital expenditures of $518 million and adjusted free cash flow1 of $846 million
•Demonstrated continued cost control, decreasing quarter-over-quarter LOE by 8% to $5.11 per Boe and cash G&A by 16% to $0.73 per Boe
•Completed ~175 acquisitions, totaling ~24,000 net acres, ~9,000 NRAs and ~200 net 10,000’ locations in the core of the New Mexico Delaware Basin for ~$1.15 billion
•Raised mid-point of full year guidance for oil production to 202.5 MBbls/d and updated mid-point of capital expenditures guidance to $2.025 billion
•Declared quarterly base dividend of $0.16 per share
•Maintained strong balance sheet with leverage1 of ~0.5x
Management Commentary
“This marks another outstanding quarter from the Permian Resources team, with continued execution across the board. During the third quarter, we responded to a strong price environment with higher production across all three commodity streams. Importantly, we were able to generate production growth while maintaining cost discipline, delivering record low total controllable cash costs per Boe,” said Will Hickey, Co-CEO of Permian Resources. “As a result, we generated adjusted free cash flow of $846 million, representing a significant increase compared to the second quarter despite lower oil prices.”
“Throughout the year our team has reacted quickly to higher commodity prices, growing production in order to maximize value for shareholders. Importantly, we have been able to accomplish this through rapid payback initiatives such as increasing working interest, accelerating workover activity and reducing cycle times, while maintaining our current rig and fleet counts,” said James Walter, Co-CEO of Permian Resources. “As a result of our team's relentless focus on driving higher free cash flow, our current plan is expected to generate an incremental $300 million of free cash flow this year compared to our original plan in February, normalized for commodity prices. This is a true testament to our team, and I would like to thank them for their hard work and dedication.”
Financial and Operational Results
During the third quarter, average daily crude oil production was 208,029 barrels of oil per day (“Bbls/d”), a 5% increase compared to the prior quarter. Reported NGL and natural gas volumes increased 37% to 118,312 Bbls/d and 42% to 787,125 Mcf/d, respectively, compared to the prior quarter. Total production was 457,528 barrels of oil equivalent per day (“Boe/d”), a 22% increase compared to the prior quarter. Due to continued elevated pricing,

Permian Resources sought to maximize oil production wherever economically feasible, while maintaining low unit costs. Natural gas and NGL volumes were further enhanced by the Company placing high-GOR wells back online that were curtailed during the second quarter due to negative regional natural gas prices.
Realized prices for the quarter were $85.73 per barrel of oil, $24.22 per barrel of NGL and $0.74 per Mcf of natural gas. Notably, the Company increased the amount of its natural gas volumes priced at Gulf Coast and DFW markets, as incremental firm transportation agreements came into effect. Through the combination of higher prices and higher production volumes, Permian Resources’ total natural gas revenue increased by $141 million to $53 million during the quarter. Similarly, the Company’s NGL revenue increased by $81 million quarter-over-quarter to $264 million.
The Company also demonstrated strong cost control in the third quarter, delivering the lowest controllable cash costs (LOE, GP&T and cash G&A) in Company history of $7.05 per Boe. Third quarter LOE was $5.11 per Boe, GP&T was $1.21 per Boe and cash G&A was $0.73 per Boe. Lower LOE per Boe was driven by the Production Operations team's continued optimization of power and compression projects, which delivered lower costs and record runtimes. Cash G&A per Boe also decreased quarter-over-quarter through continued cost discipline.
Permian Resources remains focused on identifying ways to increase efficiencies, reduce costs and increase recoveries. With over a decade of operating experience and as one of the most active operators in the Delaware Basin, the Company has access to significant historical and leading-edge data that provides proprietary insights. The Company's flat organizational structure results in improvements being deployed rapidly and effectively across its operations. As a result, the Company continues to establish new benchmarks in the field. Permian Resources’ Drilling team drilled the fastest well in Company history during the quarter, averaging over 2,700 feet per day. Additionally, technology continues to positively impact our operations. The Production Operations team has deployed an AI-powered artificial lift monitoring system to increase runtime and optimize well performance. The Company is integrating its proprietary technical and subsurface data with large language models to improve development strategy, evaluate wellbore placement and optimize drilling parameters in real-time. Permian Resources continues to test the potential for increasing recoveries in the Permian Basin. While early, the Company is encouraged by the potential for improved recoveries through a combination of surfactant and chemical deployment, better subsurface data and secondary and tertiary recovery.
Total cash capital expenditures for the third quarter were $518 million, in line with the prior quarter. Permian Resources generated third quarter net cash provided by operating activities of $1,255 million, adjusted operating cash flow1 of $1,364 million and adjusted free cash flow1 of $846 million. Diluted weighted average shares outstanding were 858.6 million for the three months ended September 30, 2026.
Continued Ground Game and Bolt-On Acquisition Success
Permian Resources continues to enhance its core New Mexico Delaware Basin position through the addition of high-quality assets at attractive valuations. Since its last update, Permian Resources executed approximately 175 transactions, predominantly located directly offset the Company’s existing core Northern Delaware position. In aggregate, these transactions added approximately 24,000 net acres, 9,000 net royalty acres (“NRAs”) and 13,000 Boe/d of production for upfront cash consideration of $1.15 billion, subject to customary post-closing adjustments, plus potential contingent cash payments tied to future oil prices. These transactions were executed for an acquisition value of $22,000 per net leasehold acre, $14,000 per NRA and $3 million per net 10,000' location at an 80% 8/8ths net revenue interest (“NRI”).
The aforementioned transactions include the acquisition of Ridge Runner Resources II, LLC and its affiliated royalty company (collectively “Ridge Runner”), both portfolio companies of EnCap Investments L.P. (“EnCap”), for initial cash consideration of approximately $1.025 billion. The Ridge Runner business consists of high-quality acreage and high-margin production directly adjacent to Permian Resources’ core New Mexico operating areas, with high-NRI, long lateral locations that immediately compete for capital.

The Ridge Runner transaction highlights the Company’s ability to execute high-quality bolt-ons while continuing to generate attractive full cycle returns at mid-cycle commodity prices. Permian Resources has a long-standing relationship with both the Ridge Runner and EnCap teams, enabling the parties to tailor the transaction to achieve a “win-win” outcome. The final transaction included Ridge Runner's affiliated royalty company that was not originally included in the sale and excluded certain non-core assets. To address continued commodity price volatility, the parties agreed to a commodity price earnout that is further detailed below. The Ridge Runner transaction was finalized when the full year 2027 WTI strip price was approximately $72 per barrel.
Permian Resources continues to execute upon its disciplined acquisition strategy, which leverages its Midland-based Business Development and Land teams, proprietary technical data and peer-leading cost structure to drive returns. In addition to the Ridge Runner acquisition, the Company executed additional bolt-ons and ground game transactions primarily in New Mexico for approximately $120 million.
“Our primary objective is to create shareholder value, and that starts with a sound M&A strategy which delivers full cycle returns and makes our business better not only today but also into the future. The Ridge Runner bolt-on is a perfect example, adding core inventory offset our existing position and driving free cash flow per share accretion over the near, medium and long-term,” said James Walter, Co-CEO. “I’d also like to thank Scott Germann and the entire Ridge Runner team. They built an extraordinary business, and we are excited to get this deal to the finish line. The Ridge Runner management team has been good friends and partners to us over the past ten plus years, and we are excited to find additional ways to work with them in the future.”
Ridge Runner Potential Contingent Payments
The Ridge Runner acquisition includes potential contingent cash payments of up to $125 million, based on quarterly WTI prices over the two-year period starting January 1, 2027. For each quarter in 2027, Permian Resources will pay $9.375 million if the average WTI price exceeds $70 per barrel or $18.75 million if the average WTI price exceeds $80 per barrel. For each quarter in 2028, Permian Resources will pay $6.25 million if the average WTI price exceeds $70 per barrel or $12.5 million if the average WTI price exceeds $80 per barrel.
(The transactions referenced in this press release are additive to the ones disclosed in the Company’s second quarter 2026 earnings materials on August 5, 2026. For a map and further details summarizing Permian Resources’ recent transactions, please see the presentation materials on its website under the Investor Relations tab.)
2026 Operational Plan Update
Permian Resources increased its 2026 oil production target to 202.5 MBbls/d, based on the mid-point of guidance. The increase in full year production guidance is primarily driven by strong new well and base performance, increased working interest and the continuation of higher workover activity. The Company’s updated full year oil guidance represents an increase of 13.5 MBbls/d compared to its initial oil guidance in February. The Ridge Runner bolt-on was producing approximately 6 MBbls/d of oil at closing on October 30, 2026 and is expected to contribute approximately 4 MBbls/d in the fourth quarter.
The Company is also adjusting its cash capital expenditures range to $1.975 – $2.075 billion due to higher working interest associated with its successful ground game efforts, increased workovers and approximately $20 million associated with the Ridge Runner bolt-on. For the fourth quarter of 2026, Permian Resources expects oil production of over 210 MBbls/d with a similar level of cash capital expenditures compared to the third quarter.
(For a detailed table summarizing Permian Resources’ revised 2026 operational and financial guidance, please see the Appendix of this press release.)

PR's Investment Grade Balance Sheet
Permian Resources continues to maintain a strong financial position and low leverage profile. As previously announced, during the quarter the Company redeemed $325 million in principal of legacy Earthstone 9.875% Senior Notes due 2031. Combined with the $550 million legacy Earthstone notes redeemed in the second quarter, these redemptions reduce annual cash interest expense by approximately $75 million.
Subsequent to the third quarter, Permian Resources closed the Ridge Runner bolt-on, which was funded with cash on hand and the issuance of commercial paper. Through continued strong free cash flow generation, the Company expects to have less than 0.5x leverage1 at year-end 2026.
Shareholder Returns
Permian Resources announced today that its Board of Directors declared the Company’s fourth quarter 2026 base dividend of $0.16 per share of Class A common stock or $0.64 per share on an annualized basis. The base dividend is payable on December 31, 2026 to shareholders of record as of December 17, 2026. The Company’s base dividend represents an annualized yield of 2.7% as of November 3, 2026.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which is expected to be filed with the U.S. Securities and Exchange Commission on November 5, 2026.
Conference Call and Webcast
Permian Resources will host an earnings conference call on Thursday, November 5, 2026, at 9:00 a.m. Central (10:00 a.m. Eastern). Interested parties are invited to participate on the call by dialing (833) 461-5787 (Conference ID: 727909291) at least 15 minutes prior to the start of the call or via the internet at www.permianres.com. A replay of the call will be available on the Company’s website following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its position of approximately 560,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Factors that could cause results to differ from those projected or assumed in any forward-looking statements include, but are not limited to:
•volatility of oil, NGL and natural gas prices or a prolonged period of low oil, NGL or natural gas prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Iran, Saudi Arabia and Venezuela, and other oil and natural gas producing countries, such as the United Arab Emirates and Russia, with respect to production levels or other matters related to the price of oil, NGLs and natural gas;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America, including in and around Iran, Saudi Arabia and Ukraine;
•uncertainty inherent in estimating oil, NGL and natural gas reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and acquisitions;
•our drilling prospects, inventories, projects and programs, including the timing and amount of our future production of oil, NGLs and natural gas and the cost of developing or operating our properties;
•our financial strategy, including our ability to obtain debt or equity financing on satisfactory terms, such as pursuant to our commercial paper program, our credit ratings, return of capital program, leverage, liquidity and capital required for our development program;
•our realized oil, NGL and natural gas prices;
•our ability to identify, complete and effectively integrate acquisitions of properties, or businesses;
•our hedging strategy and results;
•competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs, import/export controls, sanctions or other changes in trade policy or international conflict;
•the geographic concentration of our operations and/or consolidation in the oil and natural gas industry in the areas in which we operate or otherwise;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to environmental, health and safety regulations and liabilities thereunder;
•the marketing and transportation of our oil, NGLs and natural gas;
•general economic, market and business conditions, including as they relate to credit and capital markets and inflation and interest rates;
•environmental and climate related risks, including seasonal weather conditions and natural disasters;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure;
•our ability to make dividend payments, distributions and share repurchases;
•changes to tax laws or interpretations thereof and the impact of such changes on us;
•technological advancement, including artificial intelligence, machine learning and its application in our industry;
•security threats, including evolving cybersecurity risks such as those involving artificial intelligence, unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions;
•risks relating to our sustainability initiatives;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other risk factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow and Net Debt-to-LQA EBITDAX (also referred to as “leverage” in this press release) are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company does not provide guidance on the items used to reconcile between forecasted Net Debt-to-EBITDAX to forecasted long-term debt, net or forecasted net income due to the uncertainty regarding timing and estimates of certain items. Therefore, we cannot reconcile forecasted Net Debt-to-EBITDAX to long-term debt, net, or net income without unreasonable effort.
Contact:
Hays Mabry – Vice President, Investor Relations
(432) 315-0114
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2026 operational and financial guidance are presented below:

	2026 FY Guidance (Revised)
Net average daily production (Boe/d)	415,000	—	445,000
Net average daily oil production (Bbls/d)	201,000	—	204,000

Production costs
Total controllable cash costs	$7.15	—	$8.15
Lease operating expenses ($/Boe)	~$5.45
Gathering, processing and transportation expenses ($/Boe)	~$1.40
Cash general and administrative ($/Boe)(1)	~$0.80
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,975	—	$2,075

Operated drilling program
TILs (gross)	~250
Average working interest	>80%
Average lateral length (feet)	~11,000

(1)    Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenues (in thousands):
Oil sales	$1,640,786	$1,113,847	$4,631,273	$3,231,068
NGL sales	263,616	170,385	600,579	513,426
Natural gas sales	52,036	33,856	(87,170)	145,686
Purchased gas sales, net	1,272	3,708	59,209	5,663
Oil and gas sales	$1,957,710	$1,321,796	$5,203,891	$3,895,843

Net production:
Oil (MBbls)	19,139	17,198	54,474	49,009
NGL (MBbls)	10,885	9,736	28,028	26,377
Natural gas (MMcf)	72,416	64,841	185,997	185,932
Total (MBoe)(1)	42,093	37,741	113,502	106,376

Average daily net production:
Oil (Bbls/d)	208,029	186,937	199,540	179,523
NGL (Bbls/d)	118,312	105,822	102,668	96,618
Natural gas (Mcf/d)	787,125	704,795	681,305	681,071
Total (Boe/d)(1)	457,528	410,225	415,759	389,653

Average sales prices:
Oil (per Bbl)	$85.73	$64.77	$85.02	$65.93
Effect of derivative settlements on average price (per Bbl)	(5.77)	2.20	(7.04)	1.94
Oil including the effects of hedging (per Bbl)	$79.96	$66.97	$77.98	$67.87

NGL (per Bbl)	$24.22	$17.50	$21.43	$19.46

Natural gas (per Mcf)	$0.72	$0.52	$(0.47)	$0.78
Effect of derivative settlements on average price (per Mcf)	0.38	0.50	1.14	0.28
Effect of purchased gas sales on average price (per Mcf)	0.02	0.06	0.32	0.03
Natural gas including the effects of hedging (per Mcf)	$1.12	$1.08	$0.99	$1.09

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating costs (in thousands):
Lease operating expenses	$215,000	$191,338	$597,838	$558,937
Severance and ad valorem taxes	151,916	101,481	396,971	304,404
Gathering, processing and transportation expenses	51,101	53,971	138,278	156,375
Operating cost metrics:
Lease operating expenses (per Boe)	$5.11	$5.07	$5.27	$5.25
Severance and ad valorem taxes (% of revenue)	7.8%	7.7%	7.6%	7.8%
Gathering, processing and transportation expenses (per Boe)	$1.21	$1.43	$1.22	$1.47

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating revenues
Oil and gas sales	$1,957,710	$1,321,796	$5,203,891	$3,895,843
Operating expenses
Lease operating expenses	215,000	191,338	597,838	558,937
Severance and ad valorem taxes	151,916	101,481	396,971	304,404
Gathering, processing and transportation expenses	51,101	53,971	138,278	156,375
Depreciation, depletion and amortization	592,944	526,915	1,619,392	1,507,528
General and administrative expenses	48,829	49,963	140,554	142,858
Impairment and abandonment expense	3,339	2,251	7,090	7,606
Exploration and other expenses	6,751	4,933	20,517	25,243
Total operating expenses	1,069,880	930,852	2,920,640	2,702,951
Income from operations	887,830	390,944	2,283,251	1,192,892

Other income (expense)
Interest expense	(53,259)	(69,386)	(179,927)	(215,995)
Gain (loss) on extinguishment of debt	1,372	(264,294)	6,661	(270,120)
Net gain (loss) on derivative instruments	(308,585)	105,714	(509,363)	236,464
Other income (expense)	2,582	5,877	9,050	24,018
Total other income (expense)	(357,890)	(222,089)	(673,579)	(225,633)

Income before income taxes	529,940	168,855	1,609,672	967,259
Income tax expense	(109,779)	(87,394)	(346,653)	(250,214)
Net income	420,161	81,461	1,263,019	717,045
Less: Net income attributable to noncontrolling interest	—	(22,227)	(6,774)	(121,376)
Net income attributable to Class A Common Stock	$420,161	$59,234	$1,256,245	$595,669

Income per share of Class A Common Stock:
Basic	$0.50	$0.08	$1.51	$0.84
Diluted	$0.49	$0.08	$1.48	$0.83

Weighted average Class A Common Stock outstanding:
Basic	837,876	712,282	829,245	705,920
Diluted	858,580	727,693	847,356	720,738

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$95,033	$153,690
Accounts receivable, net	1,058,698	840,653
Derivative instruments	41,302	279,725
Prepaid and other current assets	30,048	38,075
Total current assets	1,225,081	1,312,143
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	2,208,730	1,933,409
Proved properties	24,008,508	21,484,903
Accumulated depreciation, depletion and amortization	(8,768,851)	(7,168,925)
Total oil and natural gas properties, net	17,448,387	16,249,387
Other property and equipment, net	70,489	57,051
Total property and equipment, net	17,518,876	16,306,438
Noncurrent assets
Operating lease right-of-use assets	175,498	132,764
Other noncurrent assets	176,041	160,840
TOTAL ASSETS	$19,095,496	$17,912,185
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,770,340	$1,453,610
Current debt	393,000	—
Operating lease liabilities	101,572	79,496
Derivative instruments	109,298	—
Other current liabilities	84,303	144,726
Total current liabilities	2,458,513	1,677,832
Noncurrent liabilities
Long-term debt, net	2,653,322	3,545,598
Asset retirement obligations	191,031	166,847
Deferred income taxes	1,359,235	893,463
Operating lease liabilities	75,707	55,102
Other noncurrent liabilities	48,387	39,460
Total liabilities	6,786,195	6,378,302
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 842,279,473 shares issued and 838,553,372 shares outstanding at September 30, 2026 and 757,854,120 shares issued and 751,746,410 shares outstanding at December 31, 2025	84	76
Class C: No shares issued and outstanding at September 30, 2026 and 84,378,125 shares issued and outstanding at December 31, 2025	—	8
Additional paid-in capital	9,893,367	8,710,698
Retained earnings (accumulated deficit)	2,415,850	1,567,500
Total shareholders' equity	12,309,301	10,278,282
Noncontrolling interest	—	1,255,601
Total equity	12,309,301	11,533,883
TOTAL LIABILITIES AND EQUITY	$19,095,496	$17,912,185

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$1,263,019	$717,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,619,392	1,507,528
Stock-based compensation expense	54,856	55,344
Impairment and abandonment expense	7,090	7,606
Deferred tax expense	331,109	246,348
Non-cash portion of derivative (gain) loss	338,294	(88,986)
Amortization of debt issuance costs, discount and premium	7,971	6,313
(Gain) loss on extinguishment of debt	(6,661)	270,120
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(205,916)	(40,230)
(Increase) decrease in prepaid and other assets	45,142	(2,975)
Increase (decrease) in accounts payable and other liabilities	121,043	25,101
Net cash provided by operating activities	3,575,339	2,703,214
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(1,199,326)	(830,278)
Drilling and development capital expenditures	(1,505,950)	(1,485,408)
Purchases of other property and equipment	(21,017)	(11,344)
Proceeds from sales of oil and natural gas properties	1,115	179,616
Net cash used in investing activities	(2,725,178)	(2,147,414)
Cash flows from financing activities:
Issuance and borrowings of current debt, net	393,000	—
Proceeds from borrowings under revolving credit facility	1,878,000	—
Repayment of borrowings under revolving credit facility	(1,878,000)	—
Redemption of senior notes	(875,000)	(464,548)
Debt issuance and redemption costs	(25,047)	(18,535)
Proceeds from exercise of stock options	2,355	219
Share repurchases	—	(73,700)
Dividends paid	(404,126)	(324,201)
Distributions paid to noncontrolling interest owners	—	(42,573)
Net cash used in financing activities	(908,818)	(923,338)
Net increase (decrease) in cash, cash equivalents and restricted cash	(58,657)	(367,538)
Cash, cash equivalents and restricted cash, beginning of period	153,690	479,343
Cash, cash equivalents and restricted cash, end of period	$95,033	$111,805

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, gains or losses on extinguishment of debt, non-cash gains or losses on derivatives, stock-based compensation, exploration and other expenses and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$420,161	$792,464	$43,620	$339,505	$59,234
Net income attributable to noncontrolling interest	—	—	6,774	42,386	22,227
Interest expense	53,259	59,648	67,020	67,067	69,386
Income tax expense	109,779	223,388	13,486	33,965	87,394
Depreciation, depletion and amortization	592,944	500,160	526,288	524,979	526,915
Impairment and abandonment expense	3,339	1,740	2,011	379	2,251
(Gain) loss on extinguishment of debt	(1,372)	(5,289)	—	—	264,294
Non-cash derivative (gain) loss	225,555	(256,558)	369,297	(79,493)	(35,307)
Stock-based compensation expense(1)	18,217	18,199	15,163	14,031	17,435
Exploration and other expenses	6,751	9,769	3,997	6,799	4,933
Adjusted EBITDAX	$1,428,633	$1,343,521	$1,047,656	$949,618	$1,018,762

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geological and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX, also referred to as leverage, is a non-GAAP financial measure. We define net debt as total debt, net, plus unamortized debt discount, premium and issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2026, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to total debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

($ in thousands)	September 30, 2026
Total debt, net	$3,046,322
Unamortized debt discount, premium and issuance costs on senior notes	46,678
Total debt	3,093,000
Less: cash and cash equivalents	(95,033)
Net debt (Non-GAAP)	2,997,967
LQA EBITDAX(1)	$5,714,532
Net debt-to-LQA EBITDAX	0.5	x

(1)    Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2026, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding, which were fully converted to Class A Common Stock during the three months ended March 31, 2026.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest that was fully eliminated during the three months ended March 31, 2026. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measures calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands)	2026	2025
Basic weighted average shares of Class A Common Stock outstanding	837,876	712,282
Weighted average shares of Class C Common Stock outstanding	—	95,660
Adjusted basic weighted average shares outstanding	837,876	807,942

Basic weighted average shares of Class A Common Stock outstanding	837,876	712,282
Add: Dilutive effects of equity awards	20,704	15,411
Diluted weighted average shares of Class A Common Stock outstanding	858,580	727,693
Weighted average shares of Class C Common Stock	—	95,660
Effect of conversion of Convertible Senior Notes on weighted average shares	—	22,864
Adjusted diluted weighted average shares outstanding	858,580	846,217

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital and estimated tax distributions to our non-controlling interest owners prior to its elimination during the three months ended March 31, 2026. Adjusted operating cash flow is reduced by total cash capital expenditures to arrive at adjusted free cash flow.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2026	2025
Net cash provided by operating activities	$1,254,575	$766,486
Changes in working capital:
Accounts receivable	119,700	63,690
Prepaid and other assets	(58,516)	(239)
Accounts payable and other liabilities	48,165	118,356
Estimated tax distribution to noncontrolling interest owners(1)	—	224
Adjusted operating cash flow	1,363,924	948,517
Less: total cash capital expenditures	(518,286)	(479,680)
Adjusted free cash flow	$845,638	$468,837

Adjusted diluted weighted average shares outstanding	858,580	846,217

(1)    Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the periods presented.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for gains or losses on extinguishment of debt, non-cash gains or losses on derivatives, impairment and abandonment expense and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2026	2025
Net income attributable to Class A Common Stock	$420,161	$59,234
Net income attributable to noncontrolling interest	—	22,227
(Gain) loss on extinguishment of debt(3)	(1,372)	264,294
Non-cash derivative (gain) loss	225,555	(35,307)
Impairment and abandonment expense	3,339	2,251
Adjusted net income excluding above items	647,683	312,699
Income tax benefit (expense) attributable to the above items(1)(3)	(51,192)	2,437
Adjusted net income	$596,491	$315,136

Adjusted diluted weighted average shares outstanding (Non-GAAP)(2)	858,580	846,217
Adjusted net income per adjusted diluted share	$0.69	$0.37

(1)    Income tax benefit (expense) for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate that was approximately 22.5%.
(2)    Adjusted diluted weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.
(3)    There is no tax benefit calculated for the loss on extinguishment of debt associated with the Convertible Senior Notes converted during the three months ended September 30, 2025.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of September 30, 2026, and additional contracts entered into through October 31, 2026:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)
Crude oil swaps - NYMEX WTI	October 2026 - December 2026	6,440,000	70,000	$67.10
	January 2027 - March 2027	2,700,000	30,000	79.86
	April 2027 - June 2027	2,730,000	30,000	76.81
	July 2027 - September 2027	2,760,000	30,000	74.66
	October 2027 - December 2027	2,760,000	30,000	73.10
	January 2028 - March 2028	910,000	10,000	74.91
	April 2028 - June 2028	910,000	10,000	73.33
	July 2028 - September 2028	920,000	10,000	71.98
	October 2028 - December 2028	920,000	10,000	70.86

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil basis differential swaps - Mid-Cush(1)	October 2026 - December 2026	6,440,000	70,000	$1.03
	January 2027 - March 2027	2,700,000	30,000	1.09
	April 2027 - June 2027	2,730,000	30,000	1.09
	July 2027 - September 2027	2,760,000	30,000	1.09
	October 2027 - December 2027	2,760,000	30,000	1.09
	January 2028 - March 2028	910,000	10,000	1.27
	April 2028 - June 2028	910,000	10,000	1.27
	July 2028 - September 2028	920,000	10,000	1.27
	October 2028 - December 2028	920,000	10,000	1.27

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil roll differential swaps - NYMEX WTI	October 2026 - December 2026	6,578,000	71,500	$1.13
	January 2027 - March 2027	2,700,000	30,000	1.66
	April 2027 - June 2027	2,730,000	30,000	1.66
	July 2027 - September 2027	2,760,000	30,000	1.66
	October 2027 - December 2027	2,760,000	30,000	1.66

(1)    These crude oil basis swap transactions are settled utilizing the ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - NYMEX Henry Hub	October 2026 - December 2026	12,604,000	137,000	$4.16
	January 2027 - March 2027	12,600,000	140,000	4.24
	April 2027 - June 2027	12,740,000	140,000	3.32
	July 2027 - September 2027	12,880,000	140,000	3.58
	October 2027 - December 2027	12,880,000	140,000	3.94

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - Waha	October 2026 - December 2026	15,145,000	164,620	$2.73
	January 2027 - March 2027	7,650,000	85,000	3.57

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - HSC	October 2026 - December 2026	9,200,000	100,000	$4.24

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)
Natural gas basis differential swaps - Waha(1)	October 2026 - December 2026	12,604,000	137,000	$(1.21)
	January 2027 - March 2027	14,490,000	161,000	(0.47)
	April 2027 - June 2027	14,651,000	161,000	(1.11)
	July 2027 - September 2027	14,812,000	161,000	(0.65)
	October 2027 - December 2027	14,812,000	161,000	(0.91)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)
Natural gas basis differential swaps - HSC(2)	January 2027 - March 2027	9,000,000	100,000	$(0.48)
	April 2027 - June 2027	9,100,000	100,000	(0.48)
	July 2027 - September 2027	9,200,000	100,000	(0.48)
	October 2027 - December 2027	9,200,000	100,000	(0.48)
	January 2028 - March 2028	9,100,000	100,000	(0.36)
	April 2028 - June 2028	9,100,000	100,000	(0.36)
	July 2028 - September 2028	9,200,000	100,000	(0.36)
	October 2028 - December 2028	9,200,000	100,000	(0.36)

(1)    These natural gas basis swap contracts are settled utilizing the Inside FERC’s West Texas Waha price and the NYMEX Henry Hub price of natural gas.
(2)    These natural gas basis swap contracts are settled utilizing the HSC price and the NYMEX Henry Hub price of natural gas.